EXHIBIT NO. 10.143.03

                                                       SCHEDULE A

                          DEFINITIONS

          1. Defined Terms. The following terms shall have the following meanings, except to the extent otherwise defined in any Loan Document:

          "A Loan" shall mean the loan specified in
Section 3.1(a)(i) of the IFC Special Conditions hereof or, as the context may require, the principal amount thereof from time to time outstanding.

          "A Loan Disbursement" shall mean any amount of the A
Loan which is disbursed from time to time pursuant to Section 3.2 of the IFC Special Conditions.

          "A Loan Interest Rate" shall mean a rate equal to the weighted average of the Tranche Interest Rates, the weighting being based on the principal amount of each Tranche and the average being rounded up to the nearest two decimal places.

          "A Loan Spread" means three and one-half percent
(3.50%) per annum.

          "Accounts" shall mean any "accounts" now or hereafter owned by the Company as that term is defined in Section 9-106 of the Code, and includes, without limitation, any and all of the Company's currently existing and future accounts receivable and contract rights.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person; provided, however, that IFC and DEG shall not be deemed to be an Affiliate of any Sponsor or the Company. As used in this definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

          "Agent" shall mean Nepal Grindlays Bank Limited or any successors thereto under the Nepal Agency and Retention
Agreement.

          "Aggregate Purchase Price" has the meaning assigned to that term in Section 4.1(a) of the IFC Special Conditions.

          "Annual Budget" shall mean, for any Fiscal Year, an annual budget, prepared by the Company and approved by the Independent Engineer and the Lenders in accordance with the Investment Agreement, setting forth all Project Costs or Operating and Maintenance Costs anticipated to be incurred during such Fiscal Year in connection with the construction and/or operation of the Project and shall include (a) all construction, acquisition and non-construction Project Costs (including, without limitation, all interest, fees, taxes and other carrying costs), (b) the Disbursement Schedule and a schedule setting forth the amount and dates the Company anticipates requesting "promoter's" share amounts, and Subscription Amount Payments from the Sponsor Shareholders, (c) the annual operating forecasts for the Company together with the applicable assumptions, and (d) such other information as the Lenders may reasonably request.

          "Annual Financial Statements" shall mean, with respect to the Company, the EPC Contractor, the O&M Operator and each Sponsor, as the case may be, its audited annual consolidated and unconsolidated balance sheets, statements of profit and loss, retained earnings, and cash flows for such fiscal year, together with all the notes thereto and with comparable figures for its previous fiscal year, each in accordance with U.S. GAAP (other than (i) with respect to Himal International Power Corporation Pvt. Ltd., which such statements shall be in accordance with Nepalese accounting principles and (ii) with respect to the EPC Contractor, which such statements shall be in the form prepared and maintained by the EPC Contractor in the ordinary course).

          "Approved Bank" shall mean any commercial bank of recognized standing, having capital and surplus in excess of $500,000,000 and having a rating on its commercial paper of at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc.

          "Assigned Approvals" means all Governmental Approvals issued to the Company and relating to the Company or the Project.

          "Assigned Contracts" shall mean the contracts described on Exhibit A to the Security Agreement and Assignment and any other agreement to which the Company is a party executed after the date of the Investment Agreement.

          "Assignment Agreement" shall mean the Security
Agreement and Assignment, dated as of the Closing Date, among Panda of Nepal, the Trustee, IFC and DEG.

          "Auditors" shall mean a firm of independent public accountants as the Company may, with the consent of the Lenders (consent shall be deemed given by the Lenders if the Lenders do not object to a proposed auditor within 30 days of the Lenders' receipt of the request for consent accompanied by adequate supporting documentation), from time to time appoint as auditors of the Company. The Auditors shall be capable of auditing to U.S. GAAP standards.

          "Authority" shall mean any government or governmental, administrative, fiscal, judicial, or government-owned, body, department, commission, authority, tribunal, agency or entity.

          "Authorized Officer" shall mean the officers of the Company specified in its board resolution delivered to the Lenders pursuant to Section 3.1 of the General Conditions as an "Authorized Officer", and, for purposes of certificates or other documents relating to financial matters, the financial controller.

          "B Loan" shall mean the loan specified in
Section 3.1(a)(ii) of the IFC Special Conditions or, as the context may require, the principal amount thereof from time to time outstanding.

          "B Loan Disbursement" shall mean any amount of the B
Loan which is disbursed from time to time pursuant to Section
3.2 of the IFC Special Conditions.

          "B Loan Interest Determination Date" shall mean the second Business Day before the beginning of each B Loan
Interest Period.

          "B Loan Interest Period" shall mean each period of six (6) months commencing on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period for each B Loan Disbursement immediately following the disbursement thereof when it shall mean the period commencing with the date of disbursement of the relevant B Loan Disbursement and ending on the day immediately before the next following Interest Payment Date.

          "B Loan 1" shall mean the loan specified in Section
3.1(a)(ii) of the IFC Special Conditions hereof, or as the context may require, the principal amount thereof from time to time outstanding.

          "B Loan 2" shall mean the loan specified in Section
3.1(a)(ii) of the IFC Special Conditions hereof, or as the context may require, the principal amount thereof from time to time outstanding.

          "B Loan 3" shall mean the loan specified in Section
3.1(a)(ii) of the IFC Special Conditions hereof, or as the context may require, the principal amount thereof from time to time outstanding.

          "B Loan Floating Rate" shall mean the rate of interest described in Section 3.3(b)(iii) of the IFC Special
Conditions.

          "B Loan Spread" means three and one half percent
(3.50%) per annum for each of B Loan 1 and B Loan 2 and three and one-quarter percent (3.25%) per annum for B Loan 3.

          "Base Case Financial Projections" shall mean the financial projections dated December 11, 1997.

          "Business Day" shall mean, except to the extent expressly provided otherwise, a day when banks are open for business in New York, New York, Wilmington, Delaware, London, England, Cologne, Federal Republic of Germany, Kathmandu, Nepal and, for the purpose of determining the interest rate on the B Loan, and for the purpose of the determination of the "Rate Setting Date," London, England and New York, New York, and, for the purpose of determining the due date of a payment, a day on which banks are open for business in the cities required to effect such payment.

          "Capacity Shortfall" shall mean the failure to deliver a Facility meeting the Guaranteed Performance Levels
(as such term is defined in the EPC Contract) in accordance with the Performance Tests.

          "Capacity Shortfall Percentage" shall mean a fraction, the numerator of which is equal to the difference between 41 MW and the electrical output as demonstrated during the Project Completion Test as measured by the permanent meter (accurately functioning) installed at the high voltage side of the main power transformer of the Facility, with both Units operating simultaneously at full gate at the rated net head, after deduction of Parasitic Load (as such term is defined in the EPC Contract), and the denominator of which is 41 MW.

          "Cash Equivalents" shall mean, as to any Person, (A) with respect to Dollars, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition by such Person; (ii) time deposits and certificates of deposit, with maturities of not more than six months from the date of acquisition by such Person, of any international commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and having a rating on its commercial paper of at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than six months after the date of acquisition by such Person; (iii) commercial paper issued by a person having a rating on its commercial paper of at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1, or the equivalent thereof by Moody's Investors Service, Inc.; (iv) investments in money market funds, substantially all the assets of which are comprised of securities of the types described in clauses (i) and (ii) above; (v) United States Securities and Exchange Commission registered money market mutual funds conforming to Rule 2a-7 of the Investment Company Act of 1940 in effect in the United States, that invest primarily in direct obligations issued by the United States Treasury and repurchase obligations backed by those obligations, including funds for which the Trustee or an Affiliate of the Trustee acts as an advisor, and rated in the highest category by Standard & Poor's Corporation and Moody's Investors Service, Inc.; (vi) any other investment which the Lenders agree in writing shall constitute a Dollar-denominated Cash Equivalent; and (B) with respect to Rupees, (i) securities issued or directly and fully guaranteed or insured by HMGN or any agency or instrumentality thereof (provided that the full faith and credit of HMGN is pledged in support thereof) having maturities of not more than six months from the date of acquisition by such Person; (ii) time deposits and certificates of deposit of Nepal Grindlays Bank Limited or of the Nepalese commercial bank which may from time to time have the largest capital in Nepal having maturities of not more than six months from the date of acquisition by such Person; and (iii) any other Rupee investment which the Lenders agree in writing shall constitute a Rupee-denominated Cash Equivalent (if the Lenders fail to respond to a request for their agreement within 30 days, they shall be deemed to have agreed in writing).

          "Charter Documents" shall mean, in respect of any company, corporation, partnership, governmental agency, or other enterprise, its founding act, charter, articles of incorporation and by-laws, memorandum and articles of association, statute or similar instrument.

          "Closing Date" shall mean December 12, 1997.

          "Code" or "UCC" shall mean the Uniform Commercial
Code, as the same may from time to time be in effect in the State of Delaware or any other applicable jurisdiction.

          "Collateral" shall mean all real and personal property, tangible and intangible, and all proceeds and products thereof, subjected from time to time to the Liens intended to be created by the Security Documents.

          "Collateral Proceeds" shall mean all monies due and to become due to the Trustee or the Lenders from the Collateral and shall include, without limitation, all accounts, contract rights, all rights and benefits whatsoever accruing to it under the Collateral and including without limitation, all rights to, and rights to collect, proceeds due in connection with the enforcement of the Collateral and the right to amend, cancel, terminate and/or supplement the Collateral and all proceeds thereof (as defined in the UCC).

          "Commercial Operation Date" shall mean the date specified in a certificate delivered by the independent engineer pursuant to the PPA stating that both the Units (for purposes of this definition, as such terms are defined in the
PPA) have satisfied and successfully demonstrated performance in accordance with the requirements of Schedule 8 of the PPA, or the date on which the Project is deemed to be commissioned pursuant to Section 5.5 of the PPA, as certified by the independent engineer, which date is scheduled as 17 Poush 2056 (January 1, 2000).

          "Commitment" shall mean:

          (a) the commitment of IFC to make the IFC Loans under the IFC Investment Agreement in an aggregate principal amount up to:

               (i) for the A Loan, $21,000,000; and

               (ii) for the B Loan, $36,000,000; and

          (b) the commitment of DEG to make the DEG Loan under the DEG Investment Agreement in an aggregate principal amount up to DM21,000,000.

          "Company" shall mean Bhote Koshi Power Company
Private Limited, a private limited liability company organized and existing under the laws of Nepal.

          "Company Bankruptcy" shall mean any voluntary or involuntary bankruptcy, insolvency, reorganization, compromise, dissolution, liquidation, arrangement or readjustment of debt in respect of the Company.

          "Company Completion Certificate" shall mean a written certificate of an Authorized Officer of the Company, stating the following:

          (i) the Project has been properly designed, constructed, tested and commissioned in accordance with the PPA and in accordance in all material respects with the EPC Contract; the Commercial Operation Date has occurred; the Final Acceptance Certificate has been delivered in accordance with the EPC Contract, and all payments due as of the date of the aforesaid written certificate (A) by the Company to NEA, or by NEA to the Company, for penalty or otherwise, under the PPA, or (B) by the Company to the EPC Contractor, or by the EPC Contractor to the Company, under the EPC Contract, or (C) by the Company to the Owner's Engineer, or by the Owner's Engineer to the Company, under the Services Agreements, or
     (D) for other Project Costs have been paid in full; and

          (ii) a Project Completion Test has been successfully performed.

All defined terms used in such certificate shall have the meanings set forth in the Investment Agreement.

          "Company's Engineer Agreement" shall mean the Services Agreements.

          "Company Equity Distribution Fund" means the fund of that name established pursuant to Section 3.3 of the Panda
Global Holdings Indenture.

          "Consents" shall mean the HMGN Consent, the HMGN
Letter Agreement, the NEA Consent, the NEA Letter Agreement, the EPC Contractor Consent, the EPC Contractor Letter
Agreement, the ICBC Consent, the Owner's Engineer Consent, the
O&M Operator Consent and the Panda of Nepal Consent.

          "Consolidation Date" means the first Interest Payment
Date after the A Loan has been fully disbursed (or the undisbursed balance of the A Loan has been canceled, as provided in Section 3.12 of the IFC Special Conditions).

          "Construction Sub-Account" shall mean the
Construction Sub-Account created pursuant to the Trust and Retention Agreement.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds
(x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Correction Notice" shall mean a notification delivered to the Trustee by the Lenders stating that a Payment Requisition or Debt Service and Reserve Deposit Certificate is incorrect, and providing correct information, or stating that the Lenders require information (as specified in such Correction Notice) to determine the accuracy of a Payment Requisition or a Debt Service and Reserve Deposit Certificate.

          "Debt Payment Sub-Account" shall mean the Debt
Payment Sub-Account created pursuant to the Trust and Retention
Agreement.

          "Debt Service" shall mean all, or as the context may require any portion, of the principal and interest and fees, if any, on the Loans and all fees, charges and expenses (including, without limitation, obligations to indemnify or to make reimbursement), payable or to become payable under the Investment Agreement with respect to the Loans.

          "Debt Service and Reserve Deposit Certificate" shall mean a properly executed certificate for the transfer or deposit of funds in the Offshore Retention Account in the form of Schedule C to the Trust and Retention Agreement.

          "Debt Service Coverage Ratio" shall mean, for any period, the ratio of net income of the Company, after corporate Tax but before depreciation and interest charges, less any interest income received during the period, less the amount to be deposited in the Maintenance Reserve Sub-Account during such period, over the aggregate amount of principal and interest and fees, if any, on the outstanding Loans and all other Indebtedness of the Company and all fees, charges and expenses (including, without limitation, obligations to indemnify or to make reimbursement) paid or required to be paid with respect to such outstanding Loans other Indebtedness during such period.

          "Debt Service Reserve Requirement" shall mean, on or before the first scheduled Principal Payment Date, the aggregate Debt Service payable on the Loans on the first scheduled Principal Payment Date under the Investment
Agreement, and, thereafter, aggregate Debt Service payable on the Loans on the next scheduled Principal Payment Date.

          "Deed of Assignment of Reinsurance" shall mean the Deed of Assignment of Reinsurance, dated November 7, 1997, among the Company, the Trustee and National Life and General
Insurance Company Ltd.

          "Debt Service Reserve Sub-Account" shall mean the
Debt Service Reserve Sub-Account created pursuant to the Trust and Retention Agreement.

          "Default" shall mean any event, act or condition which, with notice, lapse of time, or both, or the fulfillment of any other requirement provided for in the definition of "Event of Default" would constitute an Event of Default.

          "Defects Liability Period" shall mean the period beginning on the Final Acceptance Date (as such term is defined in the EPC Contract) and ending on the later of: (a) two (2) years after the Final Acceptance Date, and (b) the date on which the warranties provided by the EPC Contractor with respect to the Project, as extended in accordance with Article
11.1 of the EPC Contract, expire.

          "Deficiency" shall mean any Project Funds Shortfall.

          "Deficiency Loan" shall mean any subordinated loan made by a Sponsor to fund a Deficiency in accordance with
Article 3 of the Share Retention and Project Funds Agreement.

          "Deficiency Notice" shall mean a notification, given by either Lender at any time or from time to time to the Company, Bankers Trust Company as trustee for the Issuer Equity Distribution Fund and the Company Equity Distribution Fund and the Sponsors, stating that a Deficiency exists and stating the amount of such Deficiency.

          "Deficiency Sub-Account" shall mean the Deficiency
Sub-Account created pursuant to the Trust and Retention
Agreement.

          "Deficiency Subscription" shall mean a subscription for and purchase of Shares by a Sponsor to fund a Deficiency in accordance with Article 3 of the Share Retention and Project
Funds Agreement.

          "DEG" shall mean DEG-Deutsche Investitions-und
Entwicklungsgesellschaft mbH, a company organized and existing under the laws of the Federal Republic of Germany.

          "DEG Investment Agreement" shall mean the DEG
Investment Agreement dated as of the Closing Date between the Company and DEG and shall include the DEG Special Conditions and the General Conditions.

          "DEG Disbursement Request" shall mean a request by the Company for a Disbursement of the DEG Loan substantially in the form of Schedule 3.2(a)(i) to the DEG Special Conditions.


          "DEG Loan" shall mean the loan specified in Section
3.1(a) of the DEG Special Conditions or, as the context may require, the principal amount thereof from time to time outstanding.

          "DEG Special Conditions" shall mean the DEG Special
Conditions dated as of the Closing Date between the Company and DEG.

          "Designee" shall mean a party designated by the Trustee with the prior approval of the Lenders, including, without limitation, Nepal Grindlays Bank Limited to act as its agent under the Nepal Agency and Retention Agreement.

          "Deutsche Marks" or "DM" shall mean freely transferable lawful money of the Federal Republic of Germany, provided that to the extent so required and pursuant to the general principles of currency law, where any amount is outstanding or expressed in Deutsche Marks under this Agreement or the other Loan Documents, such amount so outstanding or so expressed shall be deemed to be so outstanding or so expressed, as the case may be, in units of the Euro at the time when Deutsche Marks are replaced by the Euro pursuant to the applicable regulations of the European Union and/or of the Federal Republic of Germany and DEG has notified the Company at least sixty (60) days in advance that payments shall thereafter be made in units of the Euro.

          "Disbursement" means an A Loan Disbursement, a B Loan
Disbursement, or a DEG Loan Disbursement or all of such Disbursements, as the context requires.

          "Disbursement Schedule" shall mean the Schedule for Disbursements, approved by the Lenders and the Independent
Engineer, attached to the General Conditions as Schedule
3.1(j)(ii).

          "Dollars" or "US Dollars" or the sign "$" shall each mean freely transferable lawful money of the United States.

          "Dow Jones Market Screen Page" shall mean the display of interest settlement rates (commonly known as LIBOR) for Dollar deposits in London designated as page 3750 on the Dow Jones Telerate Service (or any other page that replaces page 3750 and displays London interbank settlement rates for Dollar deposits).

          "EMMP" shall mean the Environmental Mitigation, Management and Monitoring Plan for the Upper Bhote Koshi Hydroelectric Project dated November 1996, submitted by the Company to HMGN and included by HMGN as an attachment to the Project License issued December 1996, as approved by the Lenders.

          "Environmental Law" means all applicable World Bank policies as in effect in March 1996, relating to the environment, indigenous peoples, involuntary resettlement, and occupational health and safety, the EMMP, any statute, law, rule, regulation, ordinance, code, guideline or policy, or rule of common law (including the EMMP, the HSE Plan, and Nepalese environmental laws applicable to the Project), in each case, now or hereafter in effect and in each case as amended, any applicable judicial or administrative order, consent, decree, or judgment, or any permissions, permits, certifications, authorizations, approvals, and licenses for the Facility, both obtained and applied for, including any variances or waivers in effect from time to time necessary or desirable for the Project relating to the environment or to noise, emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including without limitation, those relating to vehicular noise and emissions standards, ambient equipment noise standards, prescribed hours of operation with respect to noise (nuisance), or discharges into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Materials, substances or waste.

          "EPC Contract" shall mean the Amended and Restated Contract for the Engineering, Procurement and Construction of the Upper Bhote Koshi Hydroelectric Project, dated as of December 19, 1996, between the Company and the EPC Contractor, together with all change orders executed thereunder on or prior to the date of this Agreement.

          "EPC Contractor" shall mean China Gezhouba
Construction Group Corporation for Water Resources and
Hydropower, a corporation organized and existing under the laws of the People's Republic of China.

          "EPC Contractor Consent" shall mean the EPC
Contractor's and Financing Parties' Acknowledgement and Consent dated as of the Closing Date, among the EPC Contractor, IFC and the Trustee, and the EPC Contractor Letter Agreement.

          "EPC Contractor Letter Agreement" shall mean the EPC
Contractor Letter Agreement dated as of the Closing Date, among the EPC Contractor, IFC, DEG and the Trustee.

          "EPC Documents" shall mean the EPC Contract, the EPC Contractor Consent, the EPC Contractor Letter Agreement, the EPC Performance Guarantees, and any other documents to which the EPC Contractor is a party in connection with the Project.

          "EPC Performance Guarantees" shall mean each of the performance guarantees issued in favor of the Company by banks satisfactory to the Lenders and in support of the obligations of the EPC Contractor under the EPC Contract. The EPC Performance Guarantees shall include the EPC Performance Guarantee and the EPC Warranty Performance Guarantee, which instruments are intended to support the obligations of the EPC Contractor with respect to the Performance Guarantee and the Warranty Performance Guarantee, respectively (as such terms are defined in the EPC Contract).

          "EPC Performance Guarantee" shall mean the performance guarantee to be delivered in connection with
Article 3.26 of the EPC Contract substantially in the form of Annex A-1 attached to this Schedule A, in form and substance satisfactory to the Lenders and issued in favor of the Company by a bank satisfactory to the Lenders.

          "EPC Warranty Performance Guarantee" shall mean the performance guarantee to be delivered in connection with
Article 7.2.5 of the EPC Contract in form and substance satisfactory to the Lenders and issued in favor of the Company by a bank satisfactory to the Lenders.

          "Equipment" shall mean both (i) Equipment, as that term is defined in the EPC Contract and (ii) any "equipment" or "fixtures", as those terms are defined in the Code, now or hereafter owned by the Company, including, without limitation, all machinery, equipment, furnishings, fixtures, vehicles, tools, supplies, and other equipment of any kind and nature, wherever situated, used in connection with the construction, operation and maintenance of the Project and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories, improvements, upgrades, and accessories installed thereon or affixed thereto.

          "Equity Letters of Credit" shall mean each of the irrevocable letters of credit, substantially in the form of Annex A-2 attached to this Schedule A, issued in favor of the Trustee by banks satisfactory to the Lenders, in support of the obligations of each Sponsor Shareholder (other than Himal International Power Corporation Pvt. Ltd.) under its Subscription Agreement.

          "Euro" shall mean the common European currency, as and when such currency is introduced and recognized by applicable law of the European Union and/or the Federal
Republic of Germany as the new European currency.

          "Event of Default" shall mean the occurrence of any of the events described in Article 7 of the General Conditions or any event described as an event of default in any Loan
Document.

          "Excluded Assets" shall mean (i) the Company's right, title and interest in and to the Holding Account or the Nepal Holding Account and any cash, investments and securities on deposit therein, and (ii) any rights, benefits or claims of any Sponsor.

          "Facility" shall mean the land, structures including the dam, spillway, desanding basin, tunnel and surge shaft, penstock, powerhouse, and necessary infrastructure, Equipment, all electrical internal services, onsite and offsite building and structures and infrastructure, pipelines, electrical transmission lines and interconnection facilities, communications systems, and disposal facilities as fully described in the Scope of Work attached to the EPC Contract as
Exhibit I thereto and as contemplated by the Project Agreement and the PPA.

          "Facility Procedures Manual" shall mean the Facility
Procedures Manual as defined in the EPC Contract and approved by the Lenders and the Independent Engineer.

          "Final Acceptance Date" shall have the meaning assigned thereto in the EPC Contract.

          "Financial Closing Date" shall mean the date on which each of IFC and DEG makes an initial Disbursement pursuant to the IFC Investment Agreement and the DEG Investment Agreement, respectively.

          "Financing Plan" shall mean the Financing Plan attached as Schedule 2.2(a) to each of the IFC Special
Conditions and the DEG Special Conditions.

          "Financial Statements" shall mean, with respect to the Company, the EPC Contractor, the O&M Operator, the Owner's Engineer and each Sponsor, as the case may be, its Quarterly Financial Statements, as applicable, and Annual Financial Statements, as the case may be.

          "First Unit" shall have the meaning assigned thereto in the EPC Contract.

          "First Unit Delivery" shall have the meaning assigned thereto in the EPC Contract.

          "Fiscal Year" shall mean the accounting year of the Company commencing each year on July 16 and ending on the following July 15, or such other accounting period of the Company as the Company may, with the Lenders' consent and with notice thereof to the Trustee, from time to time designate as the accounting year of the Company.

          "Fixed Rate Swap Equivalent" means for any principal amount, the fixed interest rate payable in the swap market in the Loan Currency against receipt of interest at LIBOR 1. on an equivalent amount of principal on the Rate Setting Date for the related A Loan Disbursement, or 2. in the case of any prepayments on an amount of the Loan Currency equal to the principal amount of the A Loan outstanding on the prepayment date, in both cases either a. as determined by IFC from the relevant pages of the Dow Jones Telerate service, the Reuters service or the Bloomberg Financial Markets service (as selected by IFC), using the information displayed on the relevant page for the relevant Rate Setting Date or prepayment date, as the case may be (and if the page displays information which changes during the course of the day rather than staying fixed for the whole day, as of such time as IFC may most recently have advised the Company) with that information being interpolated on a straight-line basis so as to match the actual maturities for the relevant Tranche (as illustrated in Annex A attached to the IFC Special Conditions) or b. (in the event that all such services cease to be available or none of them contains all the necessary swap equivalent information or, in IFC's reasonable opinion, none of them any longer provides an appropriate method of determining fixed rates, either generally or on any relevant Rate Setting Date or prepayment date) as determined by IFC using whatever equivalent means of calculation IFC considers appropriate.

          "Force Majeure Event" shall have the meaning assigned thereto in the PPA, the Project Agreement, the EPC Contract, or the Operations and Maintenance Agreement, as the case may be.

          "General Conditions" shall mean the Investment
Agreement General Conditions dated as of the Closing Date, among the Company, IFC and DEG.

          "General Intangibles" shall mean any "general intangibles", as that term is defined in the Code, now or hereafter owned by the Company, including, without limitation, equipment leases, partnership interests, joint venture interests, all patent rights, trademarks, copyrights, trade names, goodwill, registrations, license rights, rights in intellectual property, licenses, permits, partnership and other business records, customer and subscriber lists, computer programs, tapes, disks and related data processing software owned by or in which the Company has an interest, rights to refunds or indemnification, the right to receive any Proceeds and all other intangible personal property of the Company of every kind and nature.

          "GLOF" shall mean glacial lake outburst flood.

          "Governmental Approval" shall mean any authorization, permit, clearance, license, undertaking, consent or approval executed or to be issued by, any Governmental Authority.

          "Governmental Authority" shall mean Nepal Rastra Bank, HMGN and any federal, national, regional, municipal or local authority or regulatory department, body, political subdivision, commission, instrumentality, agency, ministry, court, legislative, judicial or administrative body, taxing authority or other authority in any jurisdiction having jurisdiction over any party (or any subcontractor of any such party) to a Principal Document or the services or obligations to be performed thereunder, or the Project or the NEA System.

          "Guarantee Notice" shall have the meaning assigned thereto in the Share Retention and Project Funds Agreement.

          "Guaranteed Performance Levels" shall have the meaning assigned thereto in the EPC Contract.

          "Harza Engineering Company International, a limited liability company" shall mean Harza Engineering Company
International, a limited liability company, a limited liability company organized and existing under the laws of the State of Wyoming.

          "Harza Engineering Company International L.P." shall mean Harza Engineering Company International L.P., a limited partnership organized and existing under the laws of the State of Delaware.

          "Hazardous Materials" shall mean any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law; and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority of Nepal by reason of its hazardous nature.

          "Hedging Costs" shall mean all amounts, fees and commissions paid or payable by the Company pursuant to any Hedging Documents, including, without limitation, principal, accrued interest, current replacement value or Mark-to-Market Value of Eligible Transactions (as such terms are defined in the Hedging Documents), amounts paid or payable by the Company to amend, modify, terminate or settle in advance of scheduled expiration or otherwise unwind such Hedging Documents.

          "Hedging Documents" shall mean the Risk Management
Facility Agreement, Master Agreement and all documents executed in connection therewith.

          "Hedging Transactions" shall mean any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodities.

          "Himal International Power Corporation Pvt. Ltd."
shall mean Himal International Power Corporation Pvt. Ltd., a private limited company organized and existing under the laws of Nepal.

          "HMGN" shall mean His Majesty's Government of Nepal.

          "HMGN Consent" shall mean the Consent and Agreement dated as of October 5, 1997, among the Company, HMGN, IFC and the Trustee, and the HMGN Letter Agreement.

          "HMGN Leases" shall mean the Lease Agreement between HMGN, Ministry of Forest and Soil Conservation, Department of Forest and the Company, dated February 27, 1997, concerning granting a lease on certain land referred to therein; and any other leases of real property entered into between HMGN and the Company.

          "HMGN Letter Agreement" shall mean the HMGN Letter
Agreement to be dated on or before the Financial Closing Date, among the Company, HMGN, IFC, DEG and the Trustee.

          "HMGN Project License" shall mean the licenses to be issued by HMGN as described in Section 3.1 of the Project
Agreement.

          "Holding Account" shall mean the Holding Account created pursuant to the Trust and Retention Agreement.

          "HSE Plan" shall mean (a) prior to the Commercial Operation Date, a Health, Safety, and Environmental Plan relating to the period of construction of the Project, satisfactory in form and substance to the Lenders, and (b) after the Commercial Operation Date, the Health, Safety, and Environmental Plan relating to the period of operation of the Project, satisfactory in form and substance to the Lenders.

          "ICBC" shall mean the Industrial and Commercial Bank of China.

          "ICBC Consent" shall mean the Acknowledgement and Consent dated as of the Closing Date between ICBC and the Trustee.

          "IFC" shall mean International Finance Corporation, an international organization organized and existing by virtue of the Articles of Agreement among its member countries.

          "IFC Disbursement Request" means a request by the Company for a Disbursement of the IFC Loans substantially in the form of Schedule 3.2(a)(i) to the IFC Special Conditions.

          "IFC Investment Agreement" shall mean the IFC
Investment Agreement dated as of the Closing Date between the Company and IFC and shall include the IFC Special Conditions and the General Conditions.

          "IFC Loans" shall mean, collectively, the A Loan and the B Loan, or, as the context may require, the aggregate principal amounts thereof from time to time outstanding.

          "IFC Shares" has the meaning assigned to that term in
Section 4.1(a) of the IFC Special Conditions.

          "IFC Special Conditions" shall mean the IFC Special
Conditions dated as of the Closing Date between the Company and IFC.

          "IFC Subscription" means the subscription for shares provided for in Article 4 of the IFC Special Conditions.

          "Indebtedness" shall mean, as to any Person, without duplication (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services and any obligation for the payment of money (other than amounts owed by the Company to the EPC Contractor, the O&M Operator and the Owner's Engineer under the EPC Contract, the Operations and Maintenance Agreement and Services Agreements, respectively),
(ii) the available amount of all letters of credit issued for the account of such Person, (iii) all liabilities secured by a Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all Contingent Obligations of such Person, and (vi) credit-based hedging arrangements, if any.

          "Independent Engineer" shall mean Stone & Webster
Engineering Corporation (Denver office) and Stone & Webster
Overseas Consultants, Inc., and any replacement therefor appointed by the Lenders in consultation with the Company.

          "Independent Engineer's Agreement" shall mean the agreement dated 10 October 1996, between IFC and the Independent Engineer, as subsequently assigned to Stone & Webster Overseas Consultants, Inc., pursuant to that certain Enabling and Guarantee Agreement effective November 1, 1997, among Stone & Webster Engineering Corporation, Stone & Webster Overseas Consultants, Inc. and IFC, the agreement dated 22 October 1996 between the Independent Engineer and Panda Energy International, Inc. as such agreement may be subsequently assigned to Stone & Webster Overseas Consultants, Inc., and the Independent Engineer's Letter Agreement.

          "Independent Engineer's Certificate" shall mean a certificate of the Independent Engineer delivered to each of the Lenders stating that the Final Acceptance Date has occurred, the Project is in compliance with the EMMP, the Company has implemented the approved HSE Plan, the Operations and Maintenance Plan and Facility Procedures Manual approved by the Lenders have been adopted and implemented, the NEA Interconnection Facilities have been installed in accordance with Article 7 of the PPA or, there exists an alternative transmission line and related facilities or other means of evacuating power (provided, however, that such alternative transmission line and related facilities or other means of evacuating power must in all cases be satisfactory to the Lenders in their sole and absolute discretion), and the Company has implemented a system to mitigate against the potential effects of a GLOF, including implementing a GLOF early warning system, the Company Completion Certificate is correct with respect to certifying that (i) the Project has been properly designed, constructed, tested and commissioned in accordance with the PPA and in accordance in all material respects with the EPC Contract, the Commercial Operation Date has occurred, and the Final Acceptance Certificate has been delivered in accordance with the EPC Contract, and (ii) a Project Completion Test has been successfully performed, the land acquired by the Company is the land on which the Project is to be operated and in the Independent Engineer's reasonable judgment provides sufficient area for operation of the Project and the NEA has accepted the Commercial Operation Date pursuant to the PPA.

          "Independent Engineer's Letter Agreement" shall mean the Independent Engineer's Letter Agreement dated as of the Closing Date, among IFC, DEG and the Independent Engineer.

          "Independent Engineer's Report" shall mean the Independent Engineer's written report prepared pursuant to
Section 3.1(t) of the General Conditions.

          "Insurance Consultancy Services Agreement" shall mean the letter agreement dated as of the Closing Date, among the Insurance Consultant, IFC, DEG and the Company.

          "Insurance Consultant" shall mean INDECS Ltd. and any replacement therefor appointed by the Lenders in consultation with the Company.

          "Insurance Proceeds" shall mean any insurance proceeds received under any insurance policy maintained by the Company or by the EPC Contractor, the Owner's Engineer or the O&M Operator in respect of the Project (other than proceeds payable under third party liability policies).

          "Insurance Proceeds Request" shall mean a properly executed request for withdrawal and transfer of funds in the Insurance Proceeds Sub-Account, in the form of Schedule B to the Trust and Retention Agreement.

          "Insurance Proceeds Sub-Account" shall mean the Insurance Proceeds Sub-Account created pursuant to the Trust and Retention Agreement.

          "Interest Payment Date" means the 15th Day of March and September in each year through the final Principal Payment Date, provided that if such date is not a Business Day, the Interest Payment Date shall be the Business Day determined in accordance with Section 3 of this Schedule A.

          "Intercreditor Agreement" shall mean the
Intercreditor Agreement between IFC and DEG, dated as of the Closing Date.

          "Inventory" shall mean "inventory" as that term is defined in the Code, now or hereafter owned by the Company, including, without limitation, (a) all products, goods, materials and supplies produced, purchased or acquired by the Company for the purpose of sale in the ordinary course of its business, (b) maintenance materials inventory and (c) goods in which the Company has an interest in mass or a joint or other interest or right of any kind.

          "Investment Agreement" shall mean and include the IFC
Investment Agreement dated as of the Closing Date between the Company and IFC and the DEG Investment Agreement dated as of the Closing Date between the Company and DEG.

          "Issuer Equity Distribution Fund" means the fund of that name established pursuant to Section 3.3 of the Panda
Global Energy Indenture.

          "Joint Venture Agreement" shall mean the Amended and Restated Joint Venture Agreement among Himal International Power Corporation Pvt. Ltd., Panda of Nepal, RDC of Nepal and International Finance Corporation dated as of the Closing Date.

          "Land Agreements" shall mean the agreements for the purchase of real property entered into between the Company and Persons other than HMGN.

          "Land Leases" shall mean the leases of real property entered into between the Company and Persons other than HMGN, as set forth in Schedule 3.1(e) of the General Conditions.

          "Leases" shall mean the Land Leases and the HMGN
Leases.

          "Lender Completion Notice" shall mean the Lenders' written confirmation that the Company Completion Certificate is acceptable to each of the Lenders and that Project Completion has occurred.

          "Lenders" shall mean IFC and DEG.

          "Letter of Information" shall mean the Letter of Information dated as of March 18, 1997, satisfactory in form and substance to the Lenders, providing a detailed description of the Company, the Project, and the Financing Plan, the award of the Project by HMGN to RDC of Nepal, Panda of Nepal, Himal International Power Corporation Ltd., Panda Energy International, Inc., Harza Engineering Company International, a limited liability company, Harza Engineering Company International L.P. and any specific concessions related to the award, actions taken or to be taken by the Company and Panda Energy International, Inc. pursuant to Section 3.1(q) of the General Conditions.

          "LIBOR" means the interest settlement rate for deposits of Dollars in London displayed on the page designated as page 3750 on the Dow Jones Telerate service (or any other page that replaces page 3750 and displays London interbank offered rates for deposits of Dollars) in the column headed USD as of 11:00 a.m. London time on the date of determination, for a period of six months.

          "Lien" shall mean any mortgage, pledge,
hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever including, without limitation, (i) any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing, and (ii) any designation (except as contemplated by this Agreement) of loss payees or beneficiaries or additional insureds or any similar arrangement under any insurance policy.

          "Liquidated Damages Proceeds" shall mean any liquidated damages paid by or on behalf of the EPC Contractor under the EPC Contract.

          "Liquidated Damages Sub-Account" shall mean the Liquidated Damages Sub-Account created pursuant to the Trust and Retention Agreement.

          "Loans" shall mean and include the IFC Loans and the DEG Loan.

          "Loan Currency" shall mean U.S. Dollars or Deutsche
Marks or Euro.

          "Loan Documents" shall mean the Investment Agreement and the Security Documents.

          "Long-term Debt" shall mean all liabilities and Indebtedness other than Current Liabilities.

          "Maintenance Amount" shall mean the amount certified in the Maintenance Amount Certification to be the net incremental costs of or reduction in rate of return on capital incurred or suffered by IFC and/or DEG (or their respective Participants, if any), as the case may be, in connection with the making or maintaining of the IFC Loans and/or the DEG Loan (or any of such Participant's Participation therein, as the case may be), as the case may be, which result from:

                    (i)  any change in any applicable law or
               regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration; or

                    (ii) compliance with any request from, or
               requirement of, any central bank or other monetary or other Authority;

                         which in any case, after the date of
               the Investment Agreement:

                              (A)  imposes, modifies or makes
                    applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans or commitment to lend by IFC and/or DEG (or their respective Participants, if any), as the case may be;

                              (B)  imposes a cost on IFC and/or
                    DEG, as the case may be, as a result of IFC and/or DEG, as the case may be, having made the IFC Loans and/or the DEG Loan or any related commitment, as the case may be (or on their respective Participants, if any as a result of such Participant having acquired its Participation or agreed to do
                    so), or reduces the rate of return on the overall capital of IFC and/or DEG (or their respective Participants, if any), as the case may be, which it would have achieved, had IFC and/or DEG (or their respective Participants, if any), as the case may be, not made the IFC Loans and/or the DEG Loan (or acquired such Participant's Participation or committed to do so), as the case may be;

                              (C)  changes the basis of
                    taxation on payments received by IFC and/or
                    DEG (or their respective Participants, if any), as the case may be, in respect of the IFC Loans and/or the DEG Loan (or such Participant's Participation or any related commitment), as the case may be (otherwise than by a change in taxation of the overall net income of IFC and/or DEG (or their respective Participants, if any), as the case may be, imposed by the jurisdiction of its incorporation (or in which any such Participant books its Participation) or in any political subdivision of any such jurisdiction); or

                              (D)  imposes on IFC and/or DEG
                    (or their respective Participants, if any), as the case may be, any other condition regarding the making or maintaining of the IFC Loans and/or the DEG Loan (or such Participant's Participation or their respective commitments to do so), as the case may be.

          "Maintenance Amount Certification" shall mean a certification furnished from time to time by IFC and/or DEG, as the case may be, certifying:

                    (i)  the circumstances giving rise to the
               Maintenance Amount;

                    (ii) that the costs of IFC and/or DEG (or
               their respective Participants, if any), as the case may be, have increased or the rate of return or on capital of any of them has been reduced;

                    (iii)     that, in the opinion of IFC
               and/or DEG (or their respective Participants, if any), as the case may be, it has exercised reasonable efforts to minimize or eliminate such increase or reduction as the case may be; and

                    (iv) the Maintenance Amount.

          "Maintenance Reserve Requirement" shall mean fifty five thousand Dollars ($55,000), which amount shall be increased on each January 1 of each year, commencing on the earlier of (i) January 1, 2001 and (ii) one year after the Commercial Operation Date, to reflect increases in the U.S. Consumer Price Index from the year preceding the year with respect to which the adjustment is occurring.

          "Master Agreement" shall mean the Master Agreement dated as of the Closing Date between the Company and IFC relating to Hedging Transactions between the Company and IFC.

          "Maintenance Reserve Sub-Account" shall mean the Maintenance Reserve Sub-Account created pursuant to the Trust and Retention Agreement.

          "Material Adverse Change" shall mean that one or more events, conditions or circumstances have occurred or exist which, in the reasonable judgment of the Lenders, materially adversely affects or might adversely affect (i) the Project, or
(ii) the ability of the Company, the Sponsors, the O&M Operator or, prior to the later of the date of expiration of the Defects Liability Period and the Project Completion Date, the EPC Contractor or the Owner's Engineer to meet in the normal course of business their respective obligations under any of the Principal Documents, (iii) the validity or enforceability of any Principal Document, or (iv) the Lenders' rights and security interests under the Security Documents.

          "Month" shall mean a calendar month.

          "Mortgage" shall mean the first mortgages and charges over immovable and movable assets of the Company.

          "NEA" shall mean Nepal Electricity Authority, constituted under the Nepal Electricity Authority Act 2041, having its registered office at Durbar Marg, Kathmandu, Nepal.

          "NEA Consent" shall mean the Consent and Agreement dated May 25, 1997, among the Company, NEA, IFC and the
Trustee, and the NEA Letter Agreement.

          "NEA Interconnection Facilities" shall have the meaning assigned thereto in the PPA.

          "NEA Letter Agreement" shall mean the NEA  Letter
Agreement dated December 8, 1997, among the Company, NEA, IFC,
DEG and the Trustee.

          "NEA Letter of Credit" shall mean the irrevocable letter of credit, in form and substance satisfactory to the Lenders, issued by a bank acceptable to the Lenders in favor of the Company, in support of the obligations of the NEA under the PPA, and as provided by NEA pursuant to Section 9.4 of the PPA.

          "NEA System" shall have the meaning assigned thereto in the PPA.

          "Nepal Agency and Retention Agreement" shall mean the Nepal Agency and Retention Agreement, dated as of the Closing
Date, among the Company, IFC, DEG, the Trustee and the Agent.

          "Nepal Deposit Certificate" shall mean a properly executed certificate for the deposit of funds in the form of Schedule B to the Nepal Agency and Retention Agreement.

          "Nepal Dollar Sub-Account" shall mean the Nepal
Dollar Sub-Account created pursuant to the Nepal Agency and Retention Agreement.

          "Nepal Holding Account" shall mean the Nepal Holding
Account created pursuant to the Nepal Agency and Retention
Agreement.

          "Nepal Operations and Maintenance Sub-Account" shall mean the Nepal Operations and Maintenance Sub-Account created pursuant to the Nepal Agency and Retention Agreement.

          "Nepal Payment Requisition" shall mean a properly executed certificate for the deposit of funds in the form of Schedule A to the Nepal Agency and Retention Agreement.

          "Nepal Reserve Sub-Account" shall mean the Nepal
Reserve Sub-Account created pursuant to the Nepal Agency and Retention Agreement.

          "Nepal Retention Account" shall mean the Nepal
Retention Account created pursuant to the Nepal Agency and Retention Agreement, including all sub-accounts thereof.

          "Non-Material Agreements" shall mean (i) agreements entered into by the Company in the ordinary course of business with environmental consultants, public relations consultants, financial consultants, and legal counsel for corresponding professional services in connection with the Project under which the Company shall have obligations not in excess of $150,000 under any such agreements or $450,000 in the aggregate under all such agreements in any Fiscal Year and (ii) agreements (other than those described in clause (i)) entered into by the Company in the ordinary course of business under which the Company shall have obligations not in excess of $100,000 under any of such agreements or $250,000 in the aggregate under all such agreements in any fiscal year, excluding, however, in all cases any agreement of the Company the performance or non-performance of which could reasonably be expected to result in a Material Adverse Change.

          "Notice of Default" shall mean a notice, delivered by the Company to the Trustee and each of the Lenders, of any act, occurrence, or condition the happening or existence of which constitutes a Default or an Event of Default or a notice delivered by the Lenders to the Company and the Trustee of a Default or Event of Default. Any such notice delivered by the Lenders shall specify the nature of such act, occurrence or condition, the date of the happening or the beginning of the existence thereof and any Notice of Default delivered by the Company shall describe the steps taken or proposed to be taken by the Company to cure such Default or Event of Default.

          "Notice to Proceed" shall have the meaning assigned thereto in the EPC Contract.

          "O&M Operator" shall mean Harza Engineering Company
International L.P., and, if and to the extent expressly permitted under the Investment Agreement, its assignees.

          "O&M Operator Consent" shall mean the Consent and Agreement dated as of the Closing Date, among the Company, the O&M Operator, IFC, DEG and the Trustee.

          "Obligations" shall mean all amounts owing by the Company to the Trustee, IFC or DEG pursuant to the terms of any Loan Document, including without limitation (1) the principal of and interest on the Loans and the payment of all other obligations and liabilities (including, without limitation, indemnities, fees, expenses, commissions and interest) of the Company incurred under, arising out of or in connection with such Loans or the Investment Agreement or any other Loan Document; (2) any and all sums advanced by the Trustee, IFC or DEG in order to preserve the Collateral or preserve its security interest in the Collateral or maintain in full force and effect any Governmental Approval or any insurance policy maintained by the Company, the EPC Contractor or the O&M Operator in respect of the Project; (3) in the event of any proceeding for the collection or enforcement of the Obligations after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing or realizing on the Collateral, or of any exercise by the Trustee, IFC or DEG of its rights under the Loan Documents, together with reasonable attorneys' fees and court costs; and (4) the Hedging Costs.

          "Offering Period" shall mean the thirty day (30) period following the date of a Deficiency Notice.

          "Offshore Retention Account" shall mean the Offshore
Retention Account created pursuant to the Trust and Retention
Agreement, including all sub-accounts thereof.

          "Operations and Maintenance Agreement" shall mean the Operations and Maintenance Agreement dated as of April 24,
1997, between the Company and the O&M Operator.

          "Operating and Maintenance Costs" shall mean costs incurred by the Company or the O&M Operator, as applicable, for maintaining and operating the Project (other than amounts in respect of depreciation and other non-cash charges and major scheduled maintenance to be paid for with funds on deposit in the Maintenance Reserve Sub-Account), including costs of fuel, water, utilities and labor, expenses incurred to maintain and preserve the Project in good working order, expenses incurred in maintaining insurance required by the Principal Documents, Taxes, permitting fees, wheeling charges payable to NEA under
Section 2.3 of the PPA and general administrative expenses.

          "Operations and Maintenance Plan" shall mean the Operations and Maintenance Plan for the Project, approved by the Lenders and the Independent Engineer, detailing a major replacement or maintenance schedule, training plan, rebuilding plan, and plans for routine shutdowns, operations and interface with NEA grid.

          "Operations and Maintenance Sub-Account" shall mean the Operations and Maintenance Sub-Account created pursuant to the Trust and Retention Agreement.

          "Owner's Engineer" shall mean Harza Engineering
Company International L.P., and, if and to the extent expressly permitted under the Investment Agreement, its assignees.

          "Owner's Engineer Consent" shall mean the Consent and Agreement dated as of the Closing Date, among the Owner's
Engineer, the Company, IFC, DEG and the Trustee.

          "Panda Bhote Koshi" shall mean Panda Bhote Koshi, an exempted company with limited liability company organized and existing under the laws of the Cayman Islands.

          "Panda Bhote Koshi Documents" shall mean all documents pertaining to the equity funds for the Project, including, without limitation, any shareholders' agreement, consent, security agreement, legal opinion and other agreements executed in connection therewith, all in form and substance satisfactory to the Lenders.

          "Panda Energy International, Inc." shall mean Panda
Energy International, Inc., a corporation organized and existing under the laws of the State of Texas.

          "Panda Global Energy" means Panda Global Energy
Company, a Cayman Islands exempted company.

          "Panda Global Energy Indenture" means the Trust
Indenture dated as of April 22, 1997, between Panda Global
Energy and Bankers Trust Company, as Trustee.

          "Panda Global Energy Officer's Certificate" means an
Officer's Certificate as defined in Appendix A to the Panda
Global Energy Indenture.

          "Panda Global Holdings" means Panda Global Holdings,
Inc., a Delaware corporation.

          "Panda Global Holdings Indenture" means the Trust
Indenture dated as of April 22, 1997, between Panda Global
Holdings and Bankers Trust Company, as Trustee.

          "Panda Global Holdings Officer's Certificate" means an Officer's Certificate as defined in Appendix A to the Panda
Global Holdings Indenture.

          "Panda Guarantee Letter of Credit" shall mean the irrevocable standby letter of credit, in form and substance satisfactory to the Lenders, issued by an Approved Bank in favor of the Trustee, as provided pursuant to Section 7.1(b) of the Share Retention and Project Funds Agreement.

          "Panda Letter of Credit" shall mean the irrevocable standby letter of credit, in form and substance satisfactory to the Lenders, issued by an Approved Bank in favor of the Trustee, as provided pursuant to Section 3.2(b) of the Share
Retention and Project Funds Agreement.

          "Panda of Nepal" shall mean Panda of Nepal, an exempted company with limited liability organized and existing under the laws of the Cayman Islands.

          "Panda of Nepal Consent" shall mean the Consent and Agreement dated as of the Closing Date, among the Owner's
Engineer, Panda of Nepal, IFC, DEG and the Trustee.

          "Panda Projects" shall mean the Brandywine Facility, the Rosemary Facility, the Luannan Facility (as such terms are defined in the Panda Global Holdings Indenture) and the Project.

          "Panda Project Completion Letter of Credit" shall mean the irrevocable standby letter of credit, in form and substance satisfactory to the Lenders, issued by an Approved Bank in favor of the Trustee, as provided pursuant to Section 3.3(c)(iv) of the Share Retention and Project Funds Agreement.

          "Participant" means any Person who acquires a Participation or, as the case may be, any successor or permitted assignee of such Person under a Participation
Agreement.

          "Participation" means the investment of a Participant in any of the Loans or, as the context may require, in any applicable Disbursement.

          "Participation Agreement" means an agreement between IFC and a Participant pursuant to which such Participant acquires a Participation.

          "Payment Date" shall mean any Interest Payment Date and/or Principal Payment Date.

          "Payment Requisition" shall mean a properly executed requisition for the withdrawal and transfer of funds in the Offshore Retention Account, in the form of Schedule A to the Trust and Retention Agreement.

          "Performance Liquidated Damages" shall have the meaning assigned thereto in the EPC Contract.

          "Performance Testing Guidelines" shall have the meaning assigned thereto in the EPC Contract.

          "Performance Testing Procedures" shall have the meaning assigned thereto in the EPC Contract.


          "Performance Tests" shall mean the tests required to be performed pursuant to the EPC Contract to determine if the Facility meets the Guaranteed Performance Levels and Minimum Performance Levels (as such terms are defined in the EPC Contract).

          "Permitted Indebtedness" shall mean (i) indebtedness of the Company incurred under any of the Loan Documents or in accordance with the Share Retention and Project Funds Agreement and (ii) after the Commercial Operation Date, unsecured short-term indebtedness (up to one year) for borrowed money in an aggregate amount at any time equal to no more than US$2,000,000, the payment of which does not have priority (by law or otherwise) to payment of the Obligations.

          "Permitted Investments" shall mean any temporary investment in Cash Equivalents by the Company of funds not currently needed for Debt Service or Operating and Maintenance
Costs.

          "Permitted Lien" shall mean the creation, assumption, incurrence or existence of (i) any statutory or other Lien for Taxes not yet due, or for Taxes which are discharged within thirty (30) days after the Company becomes aware of such Lien, or any such Lien being contested in good faith by the Company and for which the Company has posted security satisfactory to the Lenders, provided that such Lien is satisfied, removed or discharged within thirty (30) days after final adjudication;
(ii) Liens created pursuant to the Security Documents in favor of the Lenders or a Person acting on behalf of the Lenders; and
(iii) Liens arising as a result of the acts or omissions of the Trustee or Wilmington Trust Company.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plant" shall mean a run-of-the-river hydroelectric power plant with a rated capacity of 36 MW (nominal net) to be located in the Sindhupalchok District in Nepal, and constructed pursuant to the Project Agreement and the EPC Contract.

          "Pledged Collateral" shall, with respect to any Sponsor (other than Panda Energy International, Inc. and Harza
Engineering Company International, a limited liability company), have the meaning provided in Article 1 of the Share
Pledge Agreement to which it is a party.

          "Pledged Shares" shall mean all Shares or other shares, as the case may be, pledged under the Share Pledge
Agreement.

          "Post-petition Interest" shall mean interest payable with respect to the Obligations from the date of entry of any action, including, without limitation, the institution of any action, suit or other proceeding under bankruptcy, insolvency or similar laws of any jurisdiction in a Company bankruptcy, until the date such interest is paid.

          "PPA" shall mean the Power Purchase Agreement, dated as of 6 Shrawan 2053 (21 July 1996), between NEA and the
Company.

          "Principal Documents" shall mean the Loan Documents, the Third Party Agreements, the Share Retention and Project Funds Agreement, the Subscription Agreements, the Insurance Consultancy Services Agreement, the Shareholders' Agreement, the Intercreditor Agreement, the Panda Bhote Koshi Documents and any agreements or other documents executed or delivered at any time and from time to time in connection with any of the foregoing.

          "Principal Payment Date" means March 15, 2001 and the 15th Day of each March and September thereafter through the final Principal Payment Date, provided that if such date is not a Business Day, the Principal Payment Date shall be the Business Day determined in accordance with Section 3 of this Schedule A.

          "Proceeds" shall mean Sales Proceeds, Liquidated
Damages Proceeds, Collateral Proceeds and Insurance Proceeds.

          "Project" shall mean the Plant, the Facility, the Site, all auxiliary facilities, utilities and the sites thereof and the construction, equipping, placing into operation and operation of the Plant and such other facilities and utilities and provision of working capital for the foregoing.

          "Project Agreement" shall mean the Project Agreement, dated 6 Shrawan 2053 (21 July 1996), between HMGN and the
Company.

          "Project Completion" shall mean that the following requirements have been met in full:

               (i) The Company shall have delivered to each of the Lenders, the Trustee and the Independent
          Engineer:

                         (A)  a Company Completion Certificate,
               signed by an Authorized Officer of the Company
               (together with all relevant supporting
               documentation), together with

                         (B)  a certificate, signed by an
               Authorized Officer of the Company, stating the following:

                                   (I)  There exist no Liens on
                    the Project relating to any of the
                    Construction Contractors' or other
                    contractors' work or equipment;

                                   (II) All Governmental
                    Approvals required for the operation of the Project have been obtained, are in full force and effect and, other than with respect to inconsequential Governmental Approvals, are not subject to appeal by or to any Governmental Authority;

                                   (III)     (y) The Project is
                    in compliance with the EMMP and (z) the
                    Company has implemented the approved HSE
                    Plan;

                                   (IV) No Default or Event of
                    Default exists under any Principal
                    Document;

                                   (V)  There are no actions,
                    suits, or proceedings pending with respect to the Company, the O&M Operator (other than any actions, suits or proceedings which are unrelated to the Project), the EPC Contractor (other than any actions, suits or proceedings which are unrelated to the Project), the Owner's Engineer (other than any actions, suits or proceedings which are unrelated to the Project) or the Project, including, without limitation, with respect to any Principal Document (other than any Non-Material Agreement), or the transactions contemplated thereby or with respect to or affecting any Governmental Approval;

                                   (VI) The NEA Letter of
                    Credit is in full force and effect and in form and substance previously approved by the Lenders, and the Lenders have received satisfactory evidence of the assignment of the NEA Letter of Credit to the Lenders, together with accompanying documentation in connection therewith as is acceptable in form and substance to the Lenders;

                                   (VII)     The Operations and
                    Maintenance Plan and Facility Procedures
                    Manual approved by the Lenders have been adopted and implemented;

                                   (VIII)    In the event
                    Insurance Proceeds theretofore received
                    exceed US$5 million, the Company, if the Lenders have so directed, will have applied such Insurance Proceeds to prepay the Loans;

                                   (IX) NEA has accepted the
                    Commercial Operation Date pursuant to the PPA;

                                   (X)  The NEA Interconnection
                    Facilities have been installed in
                    accordance with Article 7 of the PPA or, there exists an alternative transmission line and related facilities or other means of evacuating power (provided, however, that such alternative transmission line and related facilities or other means of evacuating power must in all cases be satisfactory to the Lenders in their sole and absolute discretion);

                                   (XI) The Company has
                    implemented a system to mitigate against the potential effects of a GLOF, including implementing a GLOF early warning system;

                                   (XII)     The Company has
                    delivered to each of the Lenders (x)
                    certified copies of certificates of title and Leases evidencing that the Company has acquired, in a manner satisfactory to the Lenders, all necessary rights to the Site and all other rights necessary for the present and proposed conduct of its business and the carrying out of the Project (including water and other items described in the Project Agreement), free and clear of all Liens and encumbrances (except for Permitted Liens) and (y) evidence that all payments required to be made during the entire term of the Leases have been made;

                                   (XIII)    The EPC Warranty
                    Performance Guarantee is in full force and effect;

                                   (XIV)     There are no
                    material disputes pending between the
                    Company and any other party to a Principal
                    Document;

                                   (XV) NEA has met all of its
                    material obligations of any kind under the PPA to be performed on or before the Project Completion Date;

                                   (XVI)     HMGN has met all
                    of its material obligations of any kind
                    under the Project Agreement to be performed on or before the Project Completion Date;

                                   (XVII) No Material Adverse
                    Change has occurred and is continuing, and no Force Majeure Event has occurred and the effect of which Force Majeure Event has not been cured to the Lenders' satisfaction; and

                                   (XVIII)The Company's Debt
                    Service Coverage Ratio complies with the provisions of Section 5.6(i) of the General
                    Conditions;

               (ii) The Company shall have delivered to each of the Lenders an opinion of legal counsel, dated as of the Project Completion Date, with respect to the matters specified in this subsection (B)(I) and
          (B)(II);

               (iii)     In the event of a Capacity Shortfall,
          the prepayment of the Loans has been made in accordance with the Investment Agreement;

               (iv) The Independent Engineer shall have delivered to each of the Lenders, the Trustee and the Company an Independent Engineer's Certificate (with a copy to the Company);

               (v) The Lenders shall have determined in their good faith judgment that the foregoing requirements have been met and that the contents of the Company Completion Certificate and the certificate described in subsection (i)(B) above are true and shall have executed and delivered to the Company and the Trustee a Lender Completion Notice; and

               (vi) The Debt Service Reserve Sub-Account shall contain funds equal to the next six (6) months of Debt Service.

All defined terms used in such certificate shall have the meanings set forth in the Investment Agreement.

          "Project Completion Date" shall mean the date on which the requirements for Project Completion have been met in full.

          "Project Completion Test" shall mean the carrying out of all commissioning tests described in the EPC Contract shall have been performed in accordance with the EPC Contract to the satisfaction of the Independent Engineer and the Lenders on each generating unit individually and on the total Plant.

          "Project Costs" shall mean the costs incurred in connection with the Project set forth in Schedule 2.2(b) to each of the IFC Special Conditions and the DEG Special
Conditions.

          "Project Funds Shortfall" shall mean, at any point in time on or before the Project Completion Date, in the reasonable judgment of either Lender, the amount by which Project Costs or principal, interest, fees and other amounts payable under the Loan Documents exceed funds then available to the Company from the sources described in the Financing Plan or the EPC Contract or from other sources (on terms and subject to conditions acceptable to the Lenders). For the avoidance of doubt, funds, including, without limitation, Insurance Proceeds and Liquidated Damages Proceeds, shall not be deemed available to the Company until such funds have been received by the Company.

          "Project Licenses" shall mean the licenses to be issued by HMGN as described in Section 3.1 of the Project
Agreement.

          "Prudent Utility Practices" shall have the meaning provided in Section 1.1 of the PPA.

          "PUHCA" shall mean the U.S. Public Utility Holding
Company Act of 1935.

          "Purchase Date" shall have the meaning assigned thereto in the Project Agreement.

          "Purchase Notice" shall have the meaning assigned thereto in the Project Agreement.

          "Purchase Price" shall have the meaning assigned thereto in the Project Agreement.

          "Quarter" means each calendar quarter.

          "Quarterly Financial Statements" shall mean, with respect to the Company, the EPC Contractor, the O&M Operator and each Sponsor, as the case may be, its quarterly consolidated and unconsolidated balance sheets and statements of profit and loss and cash flows for such quarterly reporting period, together with comparable figures for the corresponding quarterly reporting period of the previous fiscal year, each prepared in accordance with U.S. GAAP (other than with respect to Himal International Power Corporation Pvt. Ltd., which such statements shall be in accordance with Nepalese accounting principles and with respect to the EPC Contractor, which such statements shall be in the form prepared and maintained by the EPC Contractor in the ordinary course).

          "Rate Setting Date" means, with regard to each Tranche, the date referred to in Section 3.2(b) of the IFC
Special Conditions.

          "RDC of Nepal" shall mean RDC of Nepal, an exempted company with limited liability organized and existing under the laws of the Cayman Islands.

          "Real Estate Documents" shall mean the Mortgage, the Leases, the real property ownership deeds and the land ownership certificates in respect of the plots of land set forth on Exhibit A to the Mortgage.

          "Repatriation and Remittance Approvals" shall mean all requisite foreign exchange control approvals and other Governmental Approvals, if any, from HMGN or any department or agency thereof, or from Nepal Rastra Bank, including the authorization for opening a bank account outside Nepal, necessary to assure the availability of U.S. Dollars to the Company to enable the Company to perform all of its obligations under the Loan Documents or any of the other Principal Documents in accordance with their respective terms.

          "Request for Payment" shall have the meaning assigned thereto in the EPC Contract.

          "Required Commercial Operation Date" shall have the meaning assigned thereto in the PPA.

          "Resettlement Plan" shall mean the Resettlement Plan of the Company dated as of March 30, 1997.

          "Resource Development Consultants, a limited liability company" shall mean Resource Development Consultants, a limited liability company, a limited liability company organized and existing under the laws of the State of Wyoming.

          "Revenue Sub-Account" shall mean the Revenue
Sub-Account created pursuant to the Trust and Retention
Agreement.

          "Risk Management Facility Agreement" shall mean the
Risk Management Facility Agreement dated as of the Closing Date between the Company and IFC relating to Hedging Transactions between the Company and IFC.

          "Rupees" or "Rs." shall each mean freely transferable lawful money of Nepal.

          "Sales" shall mean all sales by the Company of electricity to NEA, or any other Person, under the PPA or otherwise.

          "Sales Proceeds" shall mean all monies due and to become due to the Company from all Sales and shall include, without limitation, all accounts, contract rights, all rights and benefits whatsoever accruing to it under the PPA and including without limitation, all rights to, and rights to collect, proceeds due in connection with the sale of electricity under the PPA.

          "Scheduled Commercial Operation Date" shall have the meaning assigned thereto in the PPA.

          "Scheduled Synchronization Date" shall have the meaning assigned thereto in the PPA.

          "Second Unit Delivery" shall have the meaning assigned thereto in the EPC Contract.

          "Security" shall mean (a) the Security Documents,
(b) the power or powers of attorney provided for in any of the Security Documents, (c) the benefits and/or assignment of benefits under all insurance policies relating to the Project,
(d) all rights, powers and remedies of the Trustee or the Agent or each of the Lenders under the Loan Documents or the Security Documents as well as such other security, liens, rights, powers and remedies as may be created or granted by the Company, the Sponsors, the EPC Contractor, the O&M Operator, the Owner's Engineer or any other Person in favor of the Trustee or the Agent for the benefit of or in favor of the Lenders, at a later date under any other agreement with the Company, the Sponsors, or the EPC Contractor, the O&M Operator, the Owner's Engineer or such Person; together with the rights, benefits and remedies of the Trustee and the Lenders inherent thereto or provided for herein or therein.

          "Security Agreement and Assignment" shall mean the Security Agreement and Assignment, dated as of the Closing
Date, among the Company, IFC, DEG and the Trustee.

          "Security Documents" shall mean the Trust and Retention Agreement, the Nepal Agency and Retention Agreement, the Mortgage, the Security Agreement and Assignment, the Share Pledge Agreement, the NEA Letter of Credit, the Equity Letters of Credit, the EPC Performance Guarantees, the Panda Letter of Credit, the Panda Project Completion Letter of Credit, the Assignment Agreement, the Deed of Assignment of Reinsurance, the Real Estate Documents, the Consents and the Hedging Documents and any agreements or other documents executed or delivered at any time or from time to time in connection with any of the foregoing.

          "Senior Secured Notes" means the Senior Secured
Notes as defined in Appendix A to the Panda Global Energy
Indenture.

          "Services Agreements" shall mean (i) the Amended and Restated Services Agreement dated July 11, 1997, between Panda of Nepal and Harza Engineering Company International, L.P., as amended by that certain Amendment No. 1 dated December 5, 1997, for services provided outside Nepal and (ii) the Amended and Restated Services Agreement dated July 11, 1997, between the Company and Harza Engineering Company International, L.P., for services provided inside Nepal.

          "Shareholders' Agreement" shall mean the
Shareholders' Agreement, dated as of the Closing Date, among the Company, Himal International Power Corporation Pvt. Ltd.,
Panda of Nepal, RDC of Nepal and IFC.

          "Share Pledge Agreement" shall mean the Share Pledge Agreements, each dated as of the Closing Date, among each Sponsor (other than Panda Energy International, Inc. and Harza Engineering Company International, a limited liability company), as Pledgor, the Trustee, as Pledgee, and the Company.

          "Share Retention and Project Funds Agreement" shall mean the Share Retention and Project Funds Agreement, dated as of the Closing Date, among the Company, the Sponsors, IFC and DEG.

          "Shares" shall mean ordinary shares of the Company issued and outstanding from time to time.

          "Short-term Debt" shall mean, at any date, all Indebtedness of the Company other than Long-term Debt.

          "Site" shall mean the real property and related rights described on Schedule 3.1(e) of the General Conditions.

          "Soaltee Enterprises Private Ltd." shall mean Soaltee
Enterprises Private Ltd., a private company organized and existing under the laws of Nepal.

          "Soaltee Hotel Ltd." shall mean Soaltee Hotel Ltd., a public company organized and existing under the laws of Nepal.

          "Special Buyout Event" shall have the meaning set forth in the definition section of the Project Agreement.

          "Special Conditions" shall have the meaning assigned thereto in the Investment Agreement.

          "Sponsor Share" shall have the meaning assigned thereto in Section 3.2 of the Share Retention and Project Funds
Agreement.

          "Sponsor Shareholders" shall mean Panda of Nepal, RDC of Nepal and Himal International Power Corporation Pvt. Ltd.

          "Sponsors" shall mean Panda Energy International, Inc., Harza Engineering Company International, a limited liability company, Harza Engineering Company International L.P., Himal International Power Corporation Pvt. Ltd., Soaltee Enterprises Private Ltd., Soaltee Hotel Ltd., Surya Enterprises Private Ltd., Panda Bhote Koshi, Resource Development Consultants, a limited liability company, Panda of Nepal and RDC of Nepal and "Sponsors" shall mean any of the Sponsors.

          "Subscribed Shares" shall mean the number of Shares that each Sponsor has agreed to purchase pursuant to Section
2.1(a) of its Subscription Agreement.

          "Subscription Agreements" shall mean (i) the Equity Subscription Agreement dated as of the Closing Date, among the Company, Panda of Nepal and the Trustee; (ii) the Equity Subscription Agreement dated as of the Closing Date, among the Company, RDC of Nepal and the Trustee; and (iii) the Equity Subscription Agreement dated as of the Closing Date, between the Company, Himal International Power Corporation Pvt. Ltd. and the Trustee.

          "Subscription Amount" shall mean the total commitment of a Sponsor Shareholder's Subscribed Shares, as set forth in
Section 2.1(a)(i) of the Sponsor Shareholder's Subscription
Agreement.

          "Subscription Amount Payment" shall mean a payment by a Sponsor Shareholder of the Sponsor Shareholder's Subscription
Amount or any part thereof.

          "Substantial Subcontractors" shall have the meaning assigned thereto in the EPC Contract.

          "Substantial Vendors" shall have the meaning assigned thereto in the EPC Contract.

          "Supplies and Raw Materials" shall mean all fuel, materials, stores, spare parts and supplies and other personal property which are consumable (otherwise than by ordinary wear and tear) in the operation of the business of, or in the production of power by, the Company at the Project.

          "Surya Enterprises Private Ltd." shall mean Surya
Enterprises Private Ltd., a private company organized and existing under the laws of Nepal.

          "Taxes" shall mean any taxes (including income taxes), levies, imposts, duties or other charges, of whatsoever nature, imposed by HMGN or any other Governmental Authority (including without limitation Governmental Authorities outside of Nepal) or any political subdivision or taxing authority thereof.

          "Ten Year Anniversary" shall mean the tenth anniversary of the Commercial Operation Date.

          "Termination Date" shall have the meaning assigned thereto in Section 2.1(a) of the Share Retention and Project
Funds Agreement.

          "Third Party Agreements" shall mean the Project Agreement, the PPA, the Services Agreements, the NEA Letter of Credit, the Equity Letters of Credit, the EPC Contract, the EPC Performance Guarantees, the Panda Letter of Credit, the Panda Project Completion Letter of Credit, the Operations and Maintenance Agreement, the Independent Engineer's Agreement, and any other agreement to which the Company is a party executed after the date hereof.

          "Tranche" means the amount of each A Loan
Disbursement outstanding from time to time.

          "Tranche Interest Rate" means, for each Tranche, a rate of interest equal to the aggregate of:

               (i)  the Spread; and

                    (ii) the weighted average of the Fixed Rate
               Swap Equivalents for the respective maturity amounts of the relevant Tranche (i.e. the amounts of the relevant Disbursement allocated for repayment on the respective repayment dates in accordance with Section 3.6(c) of the IFC Special Conditions), with the weighting being based on the relevant amounts and their respective maturities and the average being rounded up to the nearest two decimal places, using the methodology set out in Annex A attached to the IFC Special Conditions.

          "Transfer" shall mean any sale, transfer, assignment, pledge, or other disposition of, or encumbrance or existence of any Lien on, any Share.

          "Trust and Retention Agreement" shall mean the Trust and Retention Agreement, dated as of the Closing Date, among the Company, IFC, DEG and Wilmington Trust Company.

          "Trustee" shall mean Wilmington Trust Company, not in its individual capacity but solely as Trustee under the Trust and Retention Agreement, or any successors thereto under the Trust and Retention Agreement.

          "Unit Delivery Date" shall have the meaning assigned thereto in the PPA.

          "United States" or "US" shall mean the United States of America.

          "U.S. GAAP" means generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

          "World Bank" shall mean the International Bank for Reconstruction and Development, an international organization organized and existing by virtue of the Articles of Agreement among its member countries.

          2.   Principles of Construction.

          (a) The meanings set forth for defined terms in this Schedule A or in any Loan Document shall be equally applicable to both the singular and plural forms of the terms defined.

          (b) All references in any Loan Document to clauses, Articles, Sections, Schedules and Exhibits are to clauses, Articles, Sections, Schedules and Exhibits in or to such Loan Document unless otherwise specified therein. The words "hereof," "herein" and "hereunder" and words of similar import when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document.

          (c) All accounting terms not specifically defined in a Loan Document shall be construed in accordance with U.S.
GAAP.

          (d) References in any Loan Document to any law, statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as reenacted, redesigned, as amended or extended from time to time, except to the extent otherwise provided, and references in any Loan Document to any document or agreement shall be construed as a reference to such document or agreement as amended, varied, supplemented or replaced from time to time.

          (e) "Including" shall be deemed to mean "including, without limitation".

          (f) If any amount to be determined or measured pursuant to any of the Loan Documents relates to a transaction in a currency other than Dollars, such determination shall be made by converting such currency by reference to the prevailing buying spot market rate of exchange on the date of such transaction.

          (g) References to any Person or Persons shall be construed as a reference to any permitted successors or assigns of such Person or Persons.

          3. Business Day Adjustment. Where the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next succeeding Business Day unless, in the case of payments of principal or interest, that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made on the immediately preceding Business Day. Interest, fees and charges (if any) shall continue to accrue for the period from the due date which is not a Business Day to that next succeeding Business Day.


Schedules

A-1  Form of EPC Performance Guarantee

A-2  Form of Equity Letter of Credit